                                                                    Exhibit 2.2
- -------------------------------------------------------------------------------


                             SUBSCRIPTION AGREEMENT

                                      among

                           VIACOM INTERNATIONAL INC.,

                            TELE-COMMUNICATIONS, INC.

                                       and

                            TCI COMMUNICATIONS, INC.

                           Dated as of July 24, 1995.


- -------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE I           DEFINITIONS...........................................................................       1

                    Section 1.1       Definitions.........................................................       1

ARTICLE II          SUBSCRIPTION AND PURCHASE OF STOCK....................................................       7

                    Section 2.1       Subscription, Issuance, Purchase and Sale of Stock..................       7
                    Section 2.2       Payment of Purchase Price...........................................       7

ARTICLE III         CERTAIN BORROWINGS....................................................................       8

                    Section 3.1       Certain Borrowings..................................................       8

ARTICLE IV          CLOSING...............................................................................       9

                    Section 4.1       Closing.............................................................       9

ARTICLE V           REPRESENTATIONS AND WARRANTIES OF TCI AND TCI SUB.....................................       9

                    Section 5.1       Corporate Existence and Power.......................................       9
                    Section 5.2       Corporate Authorization.............................................       9
                    Section 5.3       Governmental Authorization..........................................       9
                    Section 5.4       Consents............................................................      10
                    Section 5.5       Non-Contravention...................................................      10
                    Section 5.6       Binding Effect......................................................      10
                    Section 5.7       Finders' Fees.......................................................      10
                    Section 5.8       Acquisition of Shares for Investment................................      10
                    Section 5.9       Preferred Stock.....................................................      11

ARTICLE VI          REPRESENTATIONS AND WARRANTIES OF OLD VII.............................................      11

                    Section 6.1       Corporate Existence and Power.......................................      11
                    Section 6.2       Corporate Authorization.............................................      11
                    Section 6.3       Governmental Authorization..........................................      11
                    Section 6.4       Consents............................................................      11
                    Section 6.5       Non-Contravention...................................................      12
                    Section 6.6       Binding Effect......................................................      12
                    Section 6.7       Finders' Fees.......................................................      12
                    Section 6.8       Shares..............................................................      12

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                               Page
                                                                                                               ----
                    Section 6.9       Material Contracts..................................................      12
                    Section 6.10      Tank Test Reports...................................................      13
                    Section 6.11      Forms I-9...........................................................      13

ARTICLE VII         COVENANTS.............................................................................      13

                    Section 7.1       Conduct of the Business.............................................      13
                    Section 7.2       Telecom Partnerships................................................      14
                    Section 7.3       Access to Information; Confidentiality..............................      14
                    Section 7.4       Additional Financial Statements and Reports.........................      15
                    Section 7.5       Material Adverse Changes............................................      15
                    Section 7.6       Local Authorization and Material Contract Amendments................      16
                    Section 7.7       Telecom Partnership Leases..........................................      16
                    Section 7.8       Hart-Scott-Rodino...................................................      16
                    Section 7.9       Efforts; Filing and Consents........................................      16
                    Section 7.10      Notices of Certain Events...........................................      20
                    Section 7.11      Further Assurances..................................................      21
                    Section 7.12      Confidentiality of Transaction......................................      21
                    Section 7.13      TCI Undertaking as to TCI Sub's Obligations.........................      21
                    Section 7.14      Consummation of Transaction.........................................      21
                    Section 7.15      Estimated Exchange Time Basic Subscribers...........................      22
                    Section 7.16      Estimate Statement; List of Service.................................      22
                    Section 7.17      Approved Capital Expenditure Plan...................................      22
                    Section 7.18      Reimbursement of Capital Expenditures...............................      22
                    Section 7.19      Sale of Dayton and Nashville Systems................................      23
                    Section 7.20      Employment..........................................................      23
                    Section 7.21      1996 Capital Expenditure Plan.......................................      23

ARTICLE VIII        CONDITIONS TO THE OBLIGATIONS OF TCI AND TCI SUB......................................      24

                    Section 8.1       Funding Conditions..................................................      24
                    Section 8.2       Closing Conditions..................................................      25
                    Section 8.2.1     Representations and Warranties; Covenants...........................      25
                    Section 8.2.2     HSR Act.............................................................      25
                    Section 8.2.3     Consented Subscribers...............................................      25
                    Section 8.2.4     Required Consents...................................................      26
                    Section 8.2.5     Absence of Injunction...............................................      26
                    Section 8.2.6     Opinions............................................................      26

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                               Page
                                                                                                               ----
                    Section 8.2.7     Exchange Offer......................................................      26
                    Section 8.2.8     Resignation of Officers and Directors...............................      26

ARTICLE IX          CONDITIONS TO THE OBLIGATIONS OF OLD VII..............................................      26

                    Section 9.1       Representations and Warranties; Covenants...........................      26
                    Section 9.2       HSR Act.............................................................      27
                    Section 9.3       Consented Subscribers...............................................      27
                    Section 9.4       Opinions............................................................      27
                    Section 9.5       Consents............................................................      27
                    Section 9.6       Absence of Injunction...............................................      27
                    Section 9.7       Exchange Offer......................................................      27

ARTICLE X           TERMINATION...........................................................................      27

                    Section 10.1      Termination.........................................................      27
                    Section 10.2      Effect of Termination...............................................      27

ARTICLE XI          MISCELLANEOUS.........................................................................      28

                    Section 11.1      Legend..............................................................      28
                    Section 11.2      Expenses............................................................      28
                    Section 11.3      Headings............................................................      28
                    Section 11.4      Notices.............................................................      28
                    Section 11.5      Assignment..........................................................      29
                    Section 11.6      Entire Agreement....................................................      29
                    Section 11.7      Amendment; Waiver...................................................      30
                    Section 11.8      Counterparts........................................................      30
                    Section 11.9      Governing Law.......................................................      30
                    Section 11.10     Severability........................................................      30
                    Section 11.11     Consent to Jurisdiction.............................................      30
                    Section 11.12     Third Person Beneficiaries..........................................      30
                    Section 11.13     Specific Performance................................................      31
                    Section 11.14     Survival............................................................      31
                    Section 11.15     Preferred Stock Conversion..........................................      31

                                    EXHIBITS


Exhibit A-1   -  Old VII Opinion
Exhibit A-2   -  Old VII Communications Act Opinion
Exhibit B     -  TCI Sub Opinion
Exhibit C     -  Form of Section 617 Certification


                                    SCHEDULES


Schedule 5.4   -  Consents Required by Contracts of TCI and TCI Sub
Schedule 7.1   -  Absence of Changes
Schedule 7.18  -  Additional Capital Expenditures

                             SUBSCRIPTION AGREEMENT

                  SUBSCRIPTION AGREEMENT, dated as of July 24, 1995, by and among Viacom International Inc., a Delaware corporation ("Old VII"), Tele-Communications, Inc., a Delaware corporation ("TCI") and TCI
Communications, Inc., a Delaware corporation ("TCI Sub").

                  WHEREAS, TCI Sub wishes to subscribe to and purchase from Old VII, and Old VII desires to issue and sell to TCI Sub 100 shares of Class B Common Stock; and

                  WHEREAS, TCI Sub is a wholly-owned subsidiary of TCI and in order to induce Old VII to enter into this Agreement TCI is agreeing to cause TCI Sub to pay and perform all of TCI Sub's obligations under this Agreement;

                  NOW THEREFORE, the parties hereto, in consideration of the premises and mutual promises hereinafter set forth and intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.1 Definitions. The following terms, as used in this Agreement, shall have the following meanings (and such meanings shall be equally applicable to both the singular and plural forms of the terms defined herein):

                  "Affiliate" shall have the meaning specified in the Implementation Agreement.

                  "Agents" shall have the meaning specified in Section 7.3.

                  "Aggregate Loan Amount" shall have the meaning specified in the Parents Agreement.

                  "Agreement" shall mean this Subscription Agreement, including the Exhibits and Schedules hereto.

                  "Amended and Restated Certificate of Incorporation" shall have the meaning specified in the Implementation Agreement.

                  "Anticipated Commencement Date" shall have the meaning specified in the Parents Agreement.

                  "Antitrust Laws" shall have the meaning specified in Section 7.9(b).

                  "Approved Capital Expenditure Plan" shall have the meaning specified in the Implementation Agreement.

                  "Asset Value" shall have the meaning specified in the Implementation Agreement.

                  "Basic Subscriber" shall have the meaning specified in the Implementation Agreement.

                  "Basic Subscriber Rate" shall have the meaning specified in the Implementation Agreement.

                  "Benefit Plans" shall have the meaning specified in the Implementation Agreement.

                  "Business" shall have the meaning specified in the Implementation Agreement.

                  "Business Day" shall have the meaning specified in the Implementation Agreement.

                  "Cable Assets" shall have the meaning specified in the Implementation Agreement.

                  "Cable Division Subsidiaries" shall have the meaning specified in the Implementation Agreement.

                  "Cable Group" shall have the meaning specified in the Implementation Agreement.

                  "Cable Group Bargaining Agreement" shall have the meaning specified in Section 7.20.

                  "Cash Collateral Account" shall mean a cash collateral account maintained by Old VII at The Bank of New York into which the Loan Proceeds will be deposited in which the Lenders shall be granted a security interest to secure the Loans, the terms of which shall provide that upon notice from VI that it will consummate the Exchange Offer and that all Exchange Offer Conditions have been satisfied or waived, all funds held therein will be released without condition to Old VII on the Exchange Date immediately prior to the Conveyance of Assets and the Exchange Time for transfer to New VII as a contribution as contemplated by the Implementation Agreement.

                  "Certificate" shall have the meaning specified in Section 4.1(c).

                  "Class A Common Stock" shall have the meaning specified in the Parents Agreement.

                  "Class B Common Stock" means the Class B Common Stock, par value $0.01, of Old VII, after giving effect to the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware.

                  "Closing" shall have the meaning specified in Section 4.1(a).

                  "Closing Date" shall have the meaning specified in Section 4.1(a).

                  "Code" shall have the meaning specified in the Implementation Agreement.

                  "Commitments to Lend" shall mean commitments of commercial banks or other lending institutions or other institutional investors reasonably acceptable to TCI Sub ("Lenders") to make the Loans in the Aggregate Loan Amount to Old VII on the Expiration Date prior to the Expiration Time. Without limitation of any other instruments that may constitute Commitments to Lend, Loan Documentation, when duly executed and delivered by the parties thereto, shall constitute Commitments to Lend.

                  "Communications Act" shall have the meaning specified in the Implementation Agreement.

                  "Company" shall have the meaning specified in the Implementation Agreement.

                  "Consented Subscribers" shall mean the number of Basic Subscribers as of a date within ten days prior to the Exchange Date residing:

                           (a) in those Franchise Areas for which Local Authority Consents have been obtained on or before such date and in respect of which the ordinances, resolutions or other appropriate governmental actions evidencing the grant of such Local Authority Consents shall not have imposed any material adverse change in the terms of the relevant Local Authorization, except for such material adverse changes as TCI Sub shall have expressly accepted or as otherwise agreed to by TCI Sub; and

                           (b) in those Franchise Areas for which a Local Authority Consent is not required for the consummation of the Transaction.

                  "Continuing Employee" shall have the meaning specified in
Section 7.20.

                  "Conveyance of Assets" shall have the meaning specified in the Implementation Agreement.

                  "DOJ" shall mean the United States Department of Justice.

                  "Estimated Exchange Date Basic Subscribers" shall have the meaning specified in Section 7.15.

                  "Estimate Statement" shall have the meaning specified in the Implementation Agreement.

                  "Exchange Date" shall have the meaning specified in the Parents Agreement.

                  "Exchange Date Basic Subscribers" shall have the meaning specified in the Implementation Agreement.

                  "Exchange Offer" shall have the meaning specified in the Parents Agreement.

                  "Exchange Offer Conditions" shall have the meaning specified in the Parents Agreement.

                  "Exchange Time" shall have the meaning specified in the Parents Agreement.

                  "Expiration Date" shall have the meaning specified in the Parents Agreement.

                  "Expiration Time" shall have the meaning specified in the Parents Agreement.

                  "FCC" shall have the meaning specified in the Implementation Agreement.

                  "FCC Authorizations" shall have the meaning specified in the Implementation Agreement.

                  "Franchise Areas" shall have the meaning specified in the Implementation Agreement.

                  "FTC" shall mean the Federal Trade Commission.

                  "GAAP" shall have the meaning specified in the Implementation Agreement.

                  "Governmental Authority" shall have the meaning specified in the Implementation Agreement.

                  "HSR Act" shall have the meaning specified in the Implementation Agreement.

                  "Implementation Agreement" shall have the meaning specified in the Parents Agreement.

                  "Inconsistent Terms" shall have the meaning specified in the Parents Agreement.

                  "InterMedia" shall mean InterMedia Partners IV, L.P., a California limited partnership.

                  "Legal Requirement" shall have the meaning specified in the Implementation Agreement.

                  "Lenders" shall have the meaning specified in the definition of "Commitments to Lend".

                  "Loan Documentation" shall mean all agreements and other documentation containing terms and conditions that are reasonably acceptable to TCI Sub, which shall not contain any obligation of VI or any of its Affiliates other than Old VII (including guarantees by Old VII to be effective after the Closing), or after the Closing, a wholly-owned direct or indirect subsidiary of Old VII and containing no Inconsistent Terms and pursuant to which Lenders agree to make the Loans to Old VII on the Expiration Date prior to the Expiration Time.

                  "Loan Proceeds" shall mean all amounts borrowed by Old VII as Loans.

                  "Loans" shall mean loans by Lenders to Old VII, or after the Closing, a wholly-owned direct or indirect subsidiary of Old VII, pursuant to the Loan Documentation of an aggregate principal amount (after deduction of all interest, fees and other expenses paid or payable by Old VII in connection with the Loans or otherwise pursuant to the Commitments to Lend or Loan Documentation) at least equal to the Aggregate Loan Amount on terms and conditions that are reasonably acceptable to TCI Sub (which, without limitation, shall not contain any obligation of VI or any of its Affiliates other than Old VII or, after the Closing, a wholly-owned direct or indirect subsidiary of Old VII or include any Inconsistent Terms).

                  "Local Authority Consent" shall have the meaning specified in the Implementation Agreement.

                  "Local Authorizations" shall have the meaning specified in the Implementation Agreement.

                  "Material Adverse Effect" shall have the meaning specified in the Implementation Agreement.

                  "Material Contract" shall have the meaning specified in the Implementation Agreement.

                  "Minimum Condition" shall have the meaning specified in the Parents Agreement.

                  "New Borrowing Obligations" shall mean all liabilities and obligations of Old VII, the Cable Division Subsidiaries and, after the Closing, any wholly-owned direct or indirect subsidiary of Old VII under, with respect to or in connection with the Loan Documentation, the Commitments to Lend or otherwise to repay the Loans, including without limitation for the payment of principal, interest, premium, fees, expenses or indemnities in connection therewith.

                  "New VII" shall have the meaning specified in the Implementation Agreement.

                  "1995 Plan" shall have the meaning specified in Section 7.21.

                  "1996 Capital Expenditure Plan" shall have the meaning specified in Section 7.21.

                  "1934 Act" shall have the meaning specified in the Parents Agreement.

                  "1933 Act" shall have the meaning specified in the Parents Agreement.

                  "Non-Cable FCC Authorizations" shall have the meaning specified in the Implementation Agreement.

                  "Non-Continuing Employees" shall have the meaning specified in
Section 7.20.

                  "Offering Materials" shall have the meaning specified in the Parents Agreement.

                  "Old VII" has the meaning specified in the preamble of this Agreement.

                  "Old VII Bank Borrowing Condition" shall mean the Old VII Bank Borrowing Condition included in the Exchange Offer Conditions.

                  "Parents Agreement" shall have the meaning specified in the Implementation Agreement.

                  "Person" shall have the meaning specified in the Implementation Agreement.

                  "Preferred Stock" shall have the meaning specified in the Parents Agreement.

                  "Purchase Price" shall have the meaning specified in Section 2.1.

                  "RCS" shall mean RCS Pacific, L.P., a California limited partnership.

                  "Regulatory Approvals" shall have the meaning specified in
Section 7.9(c).

                  "SEC" shall have the meaning specified in the Parents
Agreement.

                  "Second Request" shall mean a request for additional information or documentary material pursuant to 16 C.F.R. ss. 803.20.

                  "Shares" shall have the meaning specified in Section 2.1.

                  "Social Contract" shall mean a negotiated settlement with the FCC resolving regulated rate disputes or challenges which imposes any obligations on the Company after the Exchange Date.

                  "System" shall have the meaning specified in the Implementation Agreement.

                  "TCI" shall have the meaning specified in the preamble of this Agreement.

                  "TCI Stock" shall have the meaning specified in the Parents Agreement.

                  "TCI Sub" shall have the meaning specified in the preamble of this Agreement.

                  "Telecom Agreements" shall have the meaning specified in the Implementation Agreement.

                  "Telecom Capital Expenditure Amount" shall have the meaning specified in the Implementation Agreement.

                  "Telecom Partnership Agreements" shall have the meaning specified in the Implementation Agreement.

                  "Telecom Partnerships" shall have the meaning specified in the Implementation Agreement.

                  "Transaction" shall have the meaning specified in the Parents Agreement.

                  "Transaction Documents" shall have the meaning specified in the Parents Agreement.

                  "Transferred Assets" shall have the meaning specified in the Implementation Agreement.

                  "VI" shall mean Viacom Inc., a Delaware corporation.


                                   ARTICLE II

                       SUBSCRIPTION AND PURCHASE OF STOCK

                  Section 2.1 Subscription, Issuance, Purchase and Sale of Stock. Upon the terms and subject to the conditions set forth in this Agreement, TCI Sub hereby subscribes for and agrees to purchase, and Old VII agrees to sell, 100 shares of Class B Common Stock (the "Shares") for a purchase price of three hundred fifty million dollars ($350,000,000) (the "Purchase Price"). Upon the terms and subject to the conditions set forth in this Agreement, upon payment in full of the Purchase Price, Old VII hereby agrees to issue and sell 100 shares of Class B Common Stock to TCI Sub, and issue and deliver a certificate in the name of TCI Sub for 100 shares of Class B Common Stock.

                  Section 2.2 Payment of Purchase Price. The Purchase Price shall be payable by wire transfer of immediately available funds to an account designated by written notice by Old VII to TCI Sub delivered at least forty-eight (48) hours prior to the Closing.

                                   ARTICLE III

                               CERTAIN BORROWINGS

                  Section 3.1 Certain Borrowings. (a) As soon as practicable following the date hereof, TCI and TCI Sub shall cause Commitments to Lend (or other evidence of the willingness of Lenders to make the Loans that is acceptable to Old VII) to be delivered to Old VII. Old VII shall at such time execute and deliver the Commitments to Lend. TCI and TCI Sub shall be responsible for and pay any and all fees and expenses (including, but not limited to commitment fees) arising from the Commitments to Lend.

                  (b) No less than ten Business Days prior to the Anticipated Commencement Date, TCI and TCI Sub shall procure the execution and delivery by Lenders of Loan Documentation. Old VII shall at such time execute and deliver such Loan Documentation. TCI Sub shall be responsible for and pay any and all fees and expenses arising from the Loan Documentation.

                  (c) Subject to the fulfillment of the conditions set forth in Section 8.1, TCI and TCI Sub shall cause the Lenders under the Loan Documentation to make the Loans to Old VII on the Expiration Date prior to the Expiration Time and prior to the Conveyance of Assets. Old VII shall take any reasonable commercial action required to be taken by Old VII under the Loan Documentation in order to permit TCI and TCI Sub to cause the Loans to be so made on the Expiration Date prior to the Expiration Time and prior to the Conveyance of Assets, including the granting to the Lenders under the Loan Documentation of a security interest in the Cash Collateral Account and pledges of stock of the Cable Division Subsidiaries effective upon the release to Old VII of cash from the Cash Collateral Account. If the Closing does not occur within ten (10) Business Days after the Expiration Date, at the option of the Lenders, the Loans will be repaid in full from the Cash Collateral Account.

                  (d) It is agreed by the parties hereto that (i) the Loan Proceeds will be conveyed to New VII pursuant to the Conveyance of Assets and that Old VII will retain responsibility for repayment of and will be liable and responsible for the Loans and (ii) following the Exchange Time, neither VI, New VII nor any of their Affiliates after the Exchange Time will have any liability, responsibility or obligation under or in connection with the Commitments to Lend, the Loan Documentation or otherwise for or with respect to the Loans or Loan Proceeds, including without limitation for payment of the principal, interest, fees (including Lender's attorneys' fees), expenses or indemnities, and TCI and TCI Sub shall indemnify and hold harmless New VII and its Affiliates from any such liability, responsibility or obligation.

                  (e) Without limitation of TCI's and TCI Sub's obligations under Sections 3.1(a), (b) and (c) above, TCI and TCI Sub agree that in the event the Closing does not occur, they will be responsible for and pay (or, in the case of fees already paid, reimburse Old VII for) any and all fees and expenses (including, but not limited to, commitment fees, but not including principal and interest on principal) payable under or in connection with the Commitments to Lend, the Loan Documentation, the Loans or any action by Old VII pursuant to Sections 3.1(a),

(b) or (c) or by TCI or TCI Sub pursuant to Section 3.1(a), whether incurred before or after the date hereof and whether or not the Commitments to Lend or the Loan Documentation is entered into, and TCI and TCI Sub will indemnify and hold harmless Old VII from any and all such fees and expenses.


                                   ARTICLE IV

                                     CLOSING

                  Section 4.1 Closing. (a) The issuance and purchase of the Class B Common Stock pursuant to Section 2.1 and the closing of the transactions herein set forth (the "Closing") shall take place at the offices of Hughes Hubbard & Reed, New York, New York on the Exchange Date immediately following the Exchange Time (the "Closing Date"). The Closing shall be deemed to be effective at the close of business on the Closing Date.

                  (b) At the Closing, TCI Sub shall pay the Purchase Price to Old VII in the manner specified in Section 2.2.

                  (c) At the Closing, Old VII shall deliver to TCI Sub a share certificate representing 100 shares of Class B Common Stock (the "Certificate") and a receipt executed by Old VII for the Purchase Price.


                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF TCI AND TCI SUB

                  Each of TCI and TCI Sub jointly and severally represent and warrant to Old VII that:

                  Section 5.1 Corporate Existence and Power. It (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) is authorized to transact business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualification, and (iii) has all corporate powers required to carry on its business as now conducted, with such exceptions as would not materially and adversely affect its ability to consummate the Transactions contemplated to be consummated by it pursuant hereto.

                  Section 5.2 Corporate Authorization. The execution, delivery and performance by it of this Agreement and the consummation by it of the Transactions contemplated to be consummated by it pursuant hereto are within its corporate powers and have been duly authorized by all necessary corporate action on its part.

                  Section 5.3 Governmental Authorization. The execution, delivery and performance by it of this Agreement, and the consummation by it of the Transactions contemplated to be consummated by it pursuant hereto, require no material action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act, the Non-Cable FCC Authorizations, the FCC Authorizations, and the Local Authorizations.

                  Section 5.4 Consents. Except as set out in Schedule 5.4, no consent by any Person under any contract to which it is a party or to which its assets are subject is required or necessary for the execution, delivery and performance by it of this Agreement or the consummation by it of the Transactions contemplated to be consummated by it pursuant hereto, with such exceptions as would not materially and adversely affect its ability to consummate the Transactions contemplated to be consummated by it pursuant hereto.

                  Section 5.5 Non-Contravention. The execution, delivery and performance by it of this Agreement and the consummation by it of the Transactions contemplated to be consummated by it pursuant hereto do not and will not (x) contravene its certificate of incorporation or by-laws or (y) subject to obtaining, making or taking actions and filings described in Section 5.3, result in or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under any applicable Legal Requirement or any judgment, order, decree, contract, license, lease, indenture, mortgage, loan agreement, note, security agreement or other agreement or instrument as to which it is a party or by which any of its properties may be bound, the effect of which would materially and adversely impair its ability to consummate the Transactions contemplated to be consummated by it pursuant hereto.

                  Section 5.6 Binding Effect. This Agreement has been duly executed and delivered by it and this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

                  Section 5.7 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of TCI or TCI Sub (or InterMedia or RCS) or any of their Affiliates who might be entitled to any fee or commission from Old VII or any of the Cable Division Subsidiaries in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions contemplated hereby.

                  Section 5.8 Acquisition of Shares for Investment. TCI Sub is acquiring the Shares for investment and not with a present view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. TCI Sub agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (i) without registration under the 1933 Act, except pursuant to an exemption from such registration available under the 1933 Act, and (ii) except in accordance with any applicable provisions of state blue sky and securities laws.

                  Section 5.9 Preferred Stock. The issuance of shares of TCI Stock to Old VII upon exercise by the holders of Preferred Stock of their conversion rights as specified in the terms of the Preferred Stock has been authorized by all necessary corporate action on the part of TCI and TCI has available and has reserved sufficient shares of authorized and unissued TCI Stock to satisfy its obligation to issue shares of TCI Stock to Old VII upon conversion of the Preferred Stock.


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF OLD VII

                  Old VII represents and warrants to TCI Sub that:

                  Section 6.1 Corporate Existence and Power. Old VII (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is authorized to transact business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualification, and (iii) has all corporate powers required to carry on its business as conducted on the date hereof, with such exceptions to clauses (ii) and (iii) as would not materially and adversely affect the ability of Old VII to consummate the Transactions contemplated to be consummated by it pursuant hereto.

                  Section 6.2 Corporate Authorization. The Company has the corporate power to own its assets and carry on its business as currently conducted. The performance by Old VII of this Agreement and the consummation by Old VII of the Transactions contemplated to be consummated by it pursuant hereto are within the corporate powers of Old VII and have been duly authorized by all necessary corporate and shareholder action on the part of Old VII.

                  Section 6.3 Governmental Authorization. The execution and delivery of this Agreement by Old VII, and the performance by Old VII of this Agreement, and the consummation by Old VII of the Transactions contemplated to be consummated by it pursuant hereto, require no material action by or in respect of, or material filing with, any Governmental Authority other than (x) compliance with any applicable requirements of the HSR Act, the FCC Authorizations, the Non-Cable FCC Authorizations and the Local Authorizations,
(y) compliance with any applicable requirements of the 1933 Act and the 1934 Act and state blue sky and securities laws in connection with the Exchange Offer and
(z) compliance with any requirements that may be applicable as a result of the regulatory status of TCI, Buyer or their Affiliates.

                  Section 6.4 Consents. Except as set forth on Schedules 4.5, 4.9, 4.14 and 4.16 of the Implementation Agreement, no consent by any Person under any contract as to which Old VII is a party or to which its assets are subject is required or necessary for the execution and delivery of this Agreement by Old VII, or the performance by Old VII of this Agreement, or the consummation by Old VII of the Transactions contemplated to be consummated by it pursuant hereto with such exceptions as would not materially and adversely affect the ability of Old VII to consummate the Transactions contemplated to be consummated by it pursuant hereto.

                  Section 6.5 Non-Contravention. The execution, delivery and performance of this Agreement by Old VII, and the consummation by Old VII of the Transactions contemplated to be consummated by it pursuant hereto, do not or before the Exchange Date will not, (x) contravene the certificate of incorporation or bylaws of Old VII or (y) subject to obtaining the consents described in Schedules 4.5, 4.9, 4.14 and 4.16 of the Implementation Agreement, and subject to obtaining, making or taking the actions and filings described in clauses (x), (y) and (z) of Section 6.3, result in or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under any applicable Legal Requirement or any judgment, injunction, order, decree, contract, license, lease, indenture, mortgage, loan agreement, note or other agreement or instrument as to which Old VII is a party or by which any of its properties may be bound, the effect of which would be to materially and adversely impair the ability of Old VII to consummate the Transactions contemplated to be consummated by it pursuant hereto.

                  Section 6.6 Binding Effect. This Agreement has been duly executed and delivered by Old VII, and this Agreement constitutes a valid and binding obligation of Old VII, enforceable against Old VII in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

                  Section 6.7 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Old VII or any of its Affiliates who might be entitled to any fee or commission from TCI or TCI Sub or, after the Exchange Time, Old VII, or any of their Affiliates in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions contemplated hereby.

                  Section 6.8 Shares. The Shares, when paid for by and issued to TCI Sub in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, and will constitute all of the issued and outstanding shares of Class B Common Stock. Upon issuance of the Shares, Old VII will deliver to TCI Sub good and valid title to the Shares, free and clear of any Liens. Assuming that the representations and warranties of TCI and TCI Sub contained in Section 5.8 are true and correct in all respects at the Closing and that TCI Sub is an "accredited investor" (as such term is used in Regulation D under the 1933 Act), when issued to TCI Sub in accordance with the provisions hereof, the Shares will have been issued in accordance with the registration or qualification provisions of the 1933 Act and any relevant state securities laws or pursuant to valid exemptions therefrom.

                  Section 6.9 Material Contracts. Old VII has made available to RCS or TCI Sub or representatives of RCS or TCI Sub, true and correct copies of all Material Contracts, including without limitation all Material Contracts that are programming agreements.

                  Section 6.10 Tank Test Reports. Old VII has delivered to TCI Sub or RCS copies of the most recent tank test reports relating to the tanks listed on Schedule 4.20 to the Implementation Agreement.

                  Section 6.11 Forms I-9. Old VII has made available to TCI Sub or RCS true and complete copies of all Immigration and Naturalization Service Forms I-9 for all Continuing Employees.


                                   ARTICLE VII

                                    COVENANTS

                  Section 7.1 Conduct of the Business. Subject to Section 7.2, and except for (v) any increase in the Basic Subscriber Rate or any other rate charged the Company's subscribers or otherwise contemplated by the Transaction Documents, (w) the incurrence of the New Borrowing Obligations, (x) the amendment of Old VII's Certificate of Incorporation contemplated by the Transaction Documents, (y) any change described in clause (a), (b) or (c) of the definition of Material Adverse Effect or described on Schedule 7.1 or (z) compliance with VI's obligations under the Parents Agreement or Old VII's obligations under the Implementation Agreement or any other event or action contemplated by the Transaction Documents, from the date hereof until the Exchange Date, Old VII shall cause the Company to conduct the Business only in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, Old VII shall not permit the Company to do any of the following, without the consent of TCI Sub:

                              (i)    (w) enter into a Social Contract, (x)
                                     materially amend or, other than in
                                     accordance with its terms, terminate any Material Contract, or enter into any Material Contract outside of the ordinary course of business, (y) enter into any programming agreement with any programming service owned or operated by VI or any of its Subsidiaries or Affiliates, or (z) enter into any programming agreement that would require carriage of programming or is not terminable at any time by Old VII (without any out-of-pocket cost to Old
                                     VII), in each case following the date that is six months after the Closing Date;

                             (ii)    enter into any employment agreement
                                     providing for a term of employment other than as an employee at will, except as disclosed to TCI Sub (or RCS or InterMedia) on or prior to the date hereof;

                            (iii) increase the rate of compensation or bonus payments to any employee of the Company, except in the ordinary course of business and except for bonus payments in conjunction with the Transaction where the cost is borne by New VII or VI;

                             (iv) sell or dispose of assets relating to the Business (other than Transferred Assets) except for sales or dispositions of assets in the ordinary course of business, provided that such assets (other than assets listed as vacant land on Schedule
                                     4.19 of the Implementation Agreement) are replaced with other assets in the ordinary course of business;

                              (v) amend the certificate of incorporation or by-laws (or other such governing instruments with different names) of Old VII or any Cable Division Subsidiary;

                             (vi) issue or sell any shares of the capital stock of Old VII or any Cable Division Subsidiary (except for shares of the Class A Common Stock which are issued as contemplated by Section 2.4 of the Parents Agreement);

                            (vii) incur any indebtedness for borrowed money outside the ordinary course of business (other than the New Borrowing Obligations); and

                           (viii) extend the term of (or fail to exercise a right of termination with respect to) the Company's programming agreement with the Science Fiction Channel or Comedy Central.

                  Section 7.2 Telecom Partnerships. Prior to the Exchange Date, Old VII shall cause the Company to make or cause to be made, when due and payable, all capital contributions required to be made by the Company under, and shall otherwise comply in all material respects with all material terms and conditions of, the Telecom Partnership Agreements. Old VII shall use commercially reasonable efforts prior to the Exchange Time to formalize and enter into agreements with each Telecom Partnership covering the lease, license or use by such Telecom Partnership of the plant, property and equipment of the Company relating to capital expenditures covered by the definition of Telecom Capital Expenditure Amount, to the extent such lease, license or use is not otherwise covered by the Telecom Agreements. Old VII shall not sell, transfer or assign its interest in the Telecom Partnerships.

                  Section 7.3 Access to Information; Confidentiality. Old VII shall cause the Company to give TCI Sub, its counsel, financial advisors, accountants and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company, and to furnish to TCI Sub, its counsel, financial advisors, accountants and authorized representatives such financial and operating data and other information as such Persons may reasonably request. Prior to the Exchange Time, TCI Sub shall, and shall cause its Affiliates, and its and their respective officers, directors, employees, attorneys, financial advisors, accountants, authorized representatives and agents (collectively, "Agents"), to keep secret and retain in strictest confidence any and all confidential information relating to the Business or the Systems or otherwise not available to the general public (provided that such confidential information shall not include any information that (i) has become generally available to the public other than as a result of a disclosure by TCI Sub, its Affiliates or its Agents, (ii) has been independently developed by TCI Sub or such Affiliate of TCI Sub or (iii) was available to TCI Sub or an Affiliate of TCI Sub on a nonconfidential basis from a third party having no obligation of confidentiality to Old VII or any Affiliate of Old VII and which has not itself received such information directly or indirectly in breach of any such obligation of confidentiality), and shall not disclose such confidential information, and shall cause its Affiliates and Agents not to disclose such confidential information, to any Person other than TCI Sub, its Affiliates, or their respective Agents who have a need to know such confidential information, except as may be required by law or legal process (in which event TCI Sub shall so notify Old VII as promptly as practicable (and if possible, prior to making such disclosure) and, if requested by Old VII, shall seek confidential treatment of such information).

                  Section 7.4 Additional Financial Statements and Reports. As soon as available, Old VII shall furnish TCI Sub with a consolidated balance sheet and related statement of income of the Company for all fiscal quarters ending after June 30, 1995 but prior to the Exchange Date certified by the Chief Financial Officer of Old VII to present fairly in all material respects in conformity with GAAP, the financial position and results of operations of the Company at and for the fiscal quarter then ended, except to the extent that such unaudited financial statements omit footnotes (and the disclosure contained therein) and are subject to normal quarter - end and/or year - end adjustments. Promptly following filing with the SEC, Old VII shall deliver copies of each Annual Report on Form 10 - K, Quarterly Report on Form 10 - Q, Current Report on Form 8 - K and definitive proxy statement filed by VI or Old VII with the SEC (in each case without exhibits) and each prospectus of VI or Old VII filed with the SEC under the 1933 Act (other than any prospectus related to securities offered to employees). Promptly after the preparation thereof, Old VII will deliver to TCI Sub (a) copies of (i) each final monthly profit and loss statement for the Business, (ii) each final monthly capital spending statement for the Business, and (iii) final monthly customer reports for the Business showing the number of limited, tier and premium households and (b) to the extent that any statement referred to in clause (a)(i), (a)(ii) or (a)(iii) above is available on a System or combined System basis, copies of such statement or report on such basis; provided, however, that Old VII does not and shall not be deemed to have made any representations or warranties as to any such statement or report.

                  Section 7.5 Material Adverse Changes. Old VII shall promptly notify TCI Sub in writing of any material adverse developments affecting any System which become known to Old VII, including, without limitation: (a) any material adverse change in the condition, financial or otherwise, of any System;
(b) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting any Cable Asset or material to any System; (c) any material notice of violation, forfeiture or complaint under any Local Authorization; or

(d) anything which, if not corrected prior to the Exchange Date, will prevent Old VII from fulfilling any condition precedent described in Article VIII.

                  Section 7.6 Local Authorization and Material Contract Amendments. (a) Old VII shall assist TCI Sub in obtaining modifications, renewals or extensions of the terms of Local Authorizations, as necessary to the extent Old VII determines that such modification, renewal or extension will not have an adverse effect on the transfer of such Local Authorization, so that all will have unexpired terms for at least five (5) years after the Exchange Date; provided that such modifications, renewals or extensions shall be upon terms reasonably satisfactory to TCI Sub and Old VII.

                  (b) Old VII shall consider in good faith any request by TCI Sub that the Company seek to amend a Material Contract (other than any contract or agreement between Old VII and VI or Affiliates of VI), and Old VII shall, at TCI Sub's expense, seek to amend such Material Contract on the terms requested by TCI Sub so long as both such amendment and seeking such amendment would not in Old VII's good faith opinion have any adverse effect on the ability of the Company or any Affiliate of Old VII to consummate the Transaction.

                  Section 7.7 Telecom Partnership Leases. Old VII shall use reasonable commercial efforts to cause each Telecom Partnership to enter into leases with respect to its communications plant as required by the Telecom Partnership Agreements.

                  Section 7.8 Hart-Scott-Rodino. As soon as practicable (and in any event within ten (10) Business Days after the date of this Agreement), if required by applicable Legal Requirements, TCI Sub, and Old VII shall complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act in connection with the Transaction. TCI, TCI Sub and Old VII shall promptly take or cause to be taken any additional action that may be necessary, proper or advisable, will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. TCI Sub and Old VII shall use commercially reasonable efforts (including the filing of a request for early termination) to obtain the early termination of the waiting period under the HSR Act. TCI Sub and Old VII will each pay one-half of the fee payable in connection with the filing of such notification and report under the HSR Act.

                  Section 7.9 Efforts; Filing and Consents. (a) General. Each of Old VII and TCI Sub shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transaction and to cooperate with the other in connection with the foregoing, including using its reasonable commercial efforts:

                              (i) to obtain all Local Authority Consents (but without Old VII being required to provide any consideration therefor);

                             (ii)    to obtain (but without Old VII being
                                     required to provide any consideration
                                     therefor) all necessary consents from other parties to Material Contracts;

                            (iii) to obtain (but without Old VII being required to provide any consideration therefor) all consents, actions and authorizations that are required to be obtained under applicable Legal Requirements in order to consummate the Transaction;

                             (iv)    to lift or rescind any injunction or
                                     restraining order or other order adversely affecting the ability of the parties to consummate the Transaction;

                              (v) to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities; and

                             (vi)    to fulfill all conditions to this
                                     Agreement.

Each of Old VII and TCI Sub shall, with respect to a threatened or pending action seeking a preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties and their Affiliates to consummate the Transaction, use its best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

                  (b) Antitrust Matters. In furtherance and not in limitation of the foregoing, Old VII, TCI and TCI Sub shall use their reasonable commercial efforts to resolve such objections, if any, as may be asserted with respect to the Transaction under any antitrust or trade regulatory laws of any government or Governmental Authority ("Antitrust Laws"). If any such objection is made or any suit is instituted challenging any part of the Transaction as violative of any Antitrust Law, Old VII, TCI and TCI Sub shall use reasonable commercial efforts to take such reasonable action as may be required, as the case may be:

                              (i)    by the applicable government or
                                     Governmental Authority (including, without limitation, the FCC, DOJ or FTC) in order to promptly resolve such objections as such government or authority may have to such transactions under such Antitrust Law; or

                             (ii) by any court or similar tribunal, in any suit brought by a private party or Governmental Authority challenging the transactions contemplated hereby as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions.

Each of Old VII, TCI and TCI Sub shall promptly inform the other of any material communication from the FCC, DOJ or FTC or any other Governmental Authority regarding any matter related to the Antitrust Laws as they bear upon the Transaction. If either Old VII, TCI or TCI Sub receives a request for additional information or documentary material (including without limitation a Second Request) from any Governmental Authority with respect to the Transaction, such party will, after consultation with the other, supply any such requested information or documentary material as promptly as practicable (it being understood that this obligation does not preclude a party from negotiating with such Governmental Authority regarding the scope of and content of such requested information provided such negotiations are conducted as promptly as practicable).

                  (c) Consents Process. Old VII and TCI Sub shall use their best efforts (including, without limitation, by attendance at FCC or state regulatory hearings, City Council or similar or related meetings and hearings before state, local and county administrative bodies, by giving the other reasonable notice of the time and date of such meetings and hearings and by responding promptly to any requests by Governmental Authorities) to apply for and obtain, and shall cooperate and assist one another in applying for and obtaining, all requisite consents, actions and authorizations (including ordinances or resolutions approving transfers) of Governmental Authorities (the "Regulatory Approvals") required to be received by or on the part of Old VII, New VII, VI or TCI Sub in order to consummate the Transaction contemplated by this Agreement. Without limiting the foregoing, in respect of all such applications for such Regulatory Approvals:

                              (i) Old VII will coordinate the efforts to obtain the necessary consents of the Local Authorities. In this role, Old VII shall submit all filings required by the Local Authorities after TCI Sub has reviewed and approved the same. TCI Sub will be responsible for negotiating with the Local Authorities the form of the Local Authorizations, which will be provided to Old VII for its prior review and approval.

                             (ii) TCI Sub will coordinate the effort to obtain all FCC Authorizations.

                            (iii) Form 394's or, with the consent of Old VII, amendments to Form 394's (which shall include all information required by the Local Authorities including pro forma and price allocations if required or requested) shall be completed by TCI Sub for each franchise, as identified in Schedule 4.9 to the Implementation Agreement, as requiring consent. The Form 394's (or amendments to Form 394's) shall be in form and substance acceptable to Old VII and delivered to Old VII within twenty (20) Business Days from the date hereof (or within five (5) Business Days of any amendment of Schedule 4.9 to the Implementation Agreement that gives rise to the need to file such Form 394). Old VII shall be responsible for the filing of the Form 394's (or amendments to Form 394's) and shall file certifications under Section 617 of the Communications Act promptly after the date hereof for each Local Authorization not identified as requiring consent in Schedule 4.9 to the Implementation Agreement. Such certifications under Section 617 of the Communications Act shall be prepared by Old VII, shall be substantially in the form attached hereto as Exhibit C, and shall state that such Local Authority consent is not required for consummation of the Transaction.

                             (iv) After the Form 394's (or amendments to Form 394's) are filed, TCI Sub and Old VII shall respond to all lawful requests from Local Authorities for additional information as soon as reasonably practicable after the receipt of such request. If TCI Sub receives requests which it deems to be unlawful, TCI Sub shall use its best efforts to seek to resolve the issues with the Local Authorities as soon as practicable. If a resolution cannot be reached within this time frame, Old VII and TCI Sub will agree upon appropriate administrative or judicial procedures to achieve such a clarification.

                              (v)    Old VII shall consult with TCI Sub in
                                     connection with proceedings relating to any renewal of a Local Authorization, and, insofar as Old VII is concerned, TCI Sub may participate in such proceedings, subject to Old VII's control. TCI Sub agrees to accept the Local Authorizations on their terms existing and in effect as of the date hereof, with such changes in the case of Local Authorizations that are renewed prior to the Closing Date as are not materially adverse to TCI Sub.

                             (vi) Old VII and the Cable Division Subsidiaries and New VII and its Affiliates shall not be obligated to agree to any continuing obligation under any Local Authorization as a condition of any consent or approval to the consummation of the Transaction (provided that TCI Sub may agree on its own behalf to such a continuing obligation so long as it would not have an effect on the calculation of the Asset Value).

                            (vii)    TCI Sub and Old VII shall each be
                                     responsible for its own out-of-pocket costs incurred in applying for and obtaining all of the Regulatory Approvals.

                           (viii) TCI Sub and Old VII shall provide each other with informal weekly progress reports with respect to the status of obtaining the Regulatory Approvals consisting of such information as the parties may from time to time reasonably request.

                             (ix) TCI Sub and Old VII shall provide to each other copies of all correspondence between any franchising authority, the FCC, any federal, city, state or local Governmental Authority or regulatory body having jurisdiction and their respective agents and advisers in connection with the Regulatory Approvals and the sender of such correspondence will provide to the other a copy in advance of its sending.

                              (x) If any regulatory or judicial proceeding arises from a dispute relating to the process of obtaining the Regulatory Approvals, Old VII shall have the right to name the legal counsel to defend against such action subject to the consent of TCI Sub. Such expenses shall be borne by TCI Sub and Old VII in equal shares.

If there should be any change in Legal Requirements applicable to obtaining Regulatory Approvals after the date hereof, the parties shall, to the extent necessary, adapt the procedures set forth in paragraphs (i) - (x) above to take into account such changes.

                  Section 7.10 Notices of Certain Events. Each of TCI and TCI Sub, on the one hand, and Old VII, on the other hand, shall promptly notify the other of:

                           (a) any notice or other communication received from any Person (other than with respect to consents identified on any Schedule to this Agreement, the Implementation Agreement or the Parents Agreement) alleging that the consent of such Person is or may be required in connection with the Transaction;

                           (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Transaction;

                           (c) any actions, suits, claims, investigations or proceedings commenced, or to its knowledge threatened, against, relating to, involving or otherwise affecting Old VII, TCI, TCI Sub or their Affiliates, relating to the consummation of the Transaction;

                           (d) any information known to such party that indicates that any representation and warranty contained herein will not be true and correct in any material respect as of the Exchange Time; and

                           (e) the occurrence of any event known to such party which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in
                  Article VIII or IX hereof.

                  Section 7.11 Further Assurances. From time to time after the Exchange Time and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of such other instruments of conveyance and transfer or other instruments or documents and take or arrange for such other actions as may reasonably be requested to complete more effectively the Transaction, to confirm the transfer to TCI Sub of title to the Shares as provided herein, and to vest in TCI Sub all rights of a record owner of the Shares. Old VII shall use its reasonable commercial efforts (but without Old VII being required to incur any out-of-pocket expenses or costs) to remove or clear any defects to its title to real property.

                  Section 7.12 Confidentiality of Transaction. Prior to the Exchange Time, other than the release of information required by Lenders to Old VII or its Affiliates or by applicable law (including, but not limited to, the preparation and dissemination of the Offering Materials in the Exchange Offer), each party shall, and shall cause its respective Affiliates, directors, officers, agents and employees to, keep the existence and terms of this Agreement confidential, except as the disclosure thereof may be required by law or pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which securities of such party or any such Affiliate are listed or traded or except as may be required to satisfy the "due diligence" inquiries of any purchaser or underwriter with respect to any securities of such party or Affiliate or of any lender to such party or Affiliate. Any press release concerning this Agreement or the Transaction must be jointly approved by the parties prior to its release.

                  Section 7.13 TCI Undertaking as to TCI Sub's Obligations. TCI hereby agrees with Old VII to cause TCI Sub to pay when due all of TCI Sub's payment obligations under this Agreement and to perform when due all of TCI Sub's other obligations under this Agreement.

                  Section 7.14 Consummation of Transaction. Each of TCI, TCI Sub and Old VII shall use reasonable commercial efforts to consummate and make effective as promptly as practicable the Transaction, and will not take any action that would cause the consummation of the Transaction to result in a violation of the Communications Act or the rules and regulations promulgated thereunder that would materially and adversely impair the ability of the parties and their Affiliates to consummate the Transaction.

                  Section 7.15 Estimated Exchange Time Basic Subscribers. Prior to the Anticipated Commencement Date, Old VII will determine in good faith its estimates of Exchange Date Basic Subscribers ("Estimated Exchange Date Basic Subscribers"). At least five (5) Business Days prior to the Anticipated Commencement Date, Old VII will deliver to TCI Sub a statement setting forth Estimated Exchange Date Basic Subscribers, which statement shall: (i) contain the information in reasonable detail required to calculate Estimated Exchange Date Basic Subscribers; (ii) be prepared in accordance with the requirements of this Agreement; and (iii) be certified by an authorized officer of Old VII to be Old VII's good faith estimate as of the date thereof. Old VII shall not be deemed to have made any representations or warranties as to the statements delivered pursuant to this Section, except that they were prepared in good faith.

                  Section 7.16 Estimate Statement; List of Service. Old VII will, at the time it delivers an Estimate Statement or a statement described in the third sentence of Section 3.1 of the Implementation Agreement to New VII, deliver a copy thereof to TCI Sub. Old VII will, at the time it delivers to New VII a list setting forth the service accrued by each Continuing Employee pursuant to Section 8.1(b) of the Implementation Agreement, deliver a copy thereof to TCI Sub.

                  Section 7.17 Approved Capital Expenditure Plan. Old VII shall make or cause to be made the capital expenditures called for by the Approved Capital Expenditure Plan in all material respects except that Old VII shall not be required to make or cause to be made (i) expenditures which were required by law at the time the Approved Capital Expenditure Plan was approved but are no longer so required, (ii) expenditures which TCI Sub has agreed in writing do not have to be made, (iii) expenditures which it is commercially unreasonable to make because the assumptions used in developing and underlying the Approved Capital Expenditure Plan prove to be incorrect in any material respect and (iv) expenditures which cannot be made for reasons not within Old VII's control (including, without limitation, unavailability of equipment, lack of access to real property, delays in orders being filled, unavailability of pole attachment agreements and force majeure). In the event clause (iii) above is applicable, Old VII and TCI Sub shall cooperate and negotiate in good faith to amend the Approved Capital Expenditure Plan to preserve for the parties, to the extent reasonably practicable and commercially reasonable, the economic benefits originally intended to be afforded by the expenditures not made as a consequence of clause (iii) above.

                  Section 7.18 Reimbursement of Capital Expenditures. If this Agreement terminates without the Exchange Time having occurred, TCI Sub shall reimburse Old VII for the amount of additional capital expenditures that the Company shall have made after January 20, 1995 as a result of complying with RCS's or TCI Sub's rebuild standards as determined pursuant to the Approved Capital Expenditure Plan. The incremental costs per mile of such capital expenditures made prior to the date hereof are set forth under column A on
Schedule 7.18 and of such capital expenditures made after the date hereof are set forth under column B on Schedule 7.18. TCI Sub shall promptly pay to Old VII the amount of all such expenditures as to which Old VII has provided to TCI Sub documentation establishing that such expenditures were made, provided that no such payment shall be required earlier than the fifth Business Day after the date of such termination, and the aggregate amount of such payments shall not exceed

$6,215,000 if the Exchange Date occurs on or prior to December 31, 1995 or $11,495,000 if the Exchange Date occurs after December 31, 1995, unless TCI Sub shall have approved the capital expenditures to which such reimbursements in excess of such amount relate. Notwithstanding any provision of any Transaction Document, Old VII shall not be required to make any capital expenditure in order to comply with RCS's or TCI Sub's rebuild standards if it would not be reimbursed for the incremental cost thereof pursuant to this Section 7.18 upon the termination of this Agreement without the Exchange Time having occurred.

                  Section 7.19 Sale of Dayton and Nashville Systems. Old VII will cooperate with TCI Sub on a reasonable basis in seeking consents to the Transaction in a manner that will facilitate the sale or exchange by Old VII of the Dayton and Nashville Systems on or after the day following the Closing Date, provided that Old VII will not be required to cooperate with TCI Sub pursuant to this Section 7.19 to the extent such cooperation involves any out-of-pocket expenditure by Old VII or could in Old VII's judgment reasonably be expected to delay the Exchange Date.

                  Section 7.20 Employment. (a) Not less than 120 days prior to the Exchange Date, Old VII shall provide to TCI Sub a list of all active employees of the Company as of a recent date showing then current job titles, work locations and rates of compensation. Within twenty-five (25) days after Old VII's delivery of such list, TCI Sub shall notify Old VII in writing of which employees TCI Sub or its Affiliates intend to retain as employees of the Company (the "Continuing Employees") and which employees TCI Sub and its Affiliates do not intend to retain as employees of the Company (the "Non - Continuing Employees") after the Exchange Time, provided, however, that TCI Sub shall not require the Company to and the Company shall not violate any applicable employment discrimination laws, any contractual or promissory rights of any employee or the terms of any collective bargaining agreement then in effect with respect to any employee of the Company covered by such agreement ("Cable Group Bargaining Agreement"). All employees of the Company immediately prior to the Exchange Time which are Non-Continuing Employees shall not be retained by the Company after the Exchange Time.

                  (b) After the date Old VII provides to TCI Sub a list of active employees of the Company pursuant to paragraph (a) above, TCI Sub may, by notice to Old VII stating that TCI Sub is in good faith considering designating such an employee a Continuing Employee, request that it be given access to any employment agreement between such employee and Old VII or any Cable Division Subsidiary, in which case Old VII will offer TCI Sub access to such agreement.

                  (c) Old VII has provided to TCI Sub true and complete copies of the most recent Internal Revenue Service Form 5500 with respect to each Benefit Plan which is tax qualified under Code Section 401(a) and which covers employees or former employees of the Company.

                  Section 7.21 1996 Capital Expenditure Plan. Old VII and TCI Sub shall in good faith endeavor to agree on a capital expenditure plan for the Company for 1996 (the "1996

Capital Expenditure Plan"). If Old VII and TCI Sub cannot agree on a 1996 Capital Expenditure Plan by December 31, 1995, the 1996 Capital Expenditure Plan shall be prepared by Old VII and shall provide for quarterly aggregate capital expenditures not in excess of the amount required to be spent pursuant to the capital expenditure plan attached as Exhibit A to the Implementation Agreement (the "1995 Plan") plus an amount equal to the percentage growth in the consumer price index for 1995 (expressed as a decimal) multiplied by such amount, provided that such amount shall be allocated among different categories of expenditures in a manner consistent with the 1995 Plan with such changes as are consistent with the progress of rebuilds and other projects reflected thereon.


                                  ARTICLE VIII

                CONDITIONS TO THE OBLIGATIONS OF TCI AND TCI SUB

                  Section 8.1 Funding Conditions. The obligations of TCI and TCI Sub to take the action required to be taken by them pursuant to Section 3.1(c) shall be subject to the satisfaction of each of the following conditions, each of which may be waived by TCI and TCI Sub:

                              (i) HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated without the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the Transaction contemplated by this Agreement in any material respect.

                             (ii)    Consented Subscribers. The number of
                                     Consented Subscribers shall be not less
                                     than 90% of Estimated Exchange Date Basic
                                     Subscribers.

                            (iii) Absence of Injunction. No order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the Transaction in any material respect.

                             (iv) Conditions to Exchange Offer. All Exchange Offer Conditions (other than the Minimum Condition and the Old VII Bank Borrowing Condition) shall have been satisfied or waived.

                              (v)    Other Conditions. No condition contained in
                                     Section 8.2 shall have become incapable of satisfaction.

                             (vi) Certificate. Old VII shall have delivered to TCI Sub a certificate in which it certifies that to its knowledge the conditions set forth in Section 8.2 are reasonably likely to be satisfied.

                  Section 8.2 Closing Conditions. The obligations of TCI Sub required to be performed by TCI Sub at the Closing are subject to the satisfaction, at or prior to the Expiration Time (or, in the case of the conditions set forth in Sections 8.2.1(c) and 8.2.7, the Closing), of each of the following conditions, each of which may be waived by TCI Sub:

                  Section 8.2.1 Representations and Warranties; Covenants. (a) Each representation and warranty of Old VII contained in Article VI of this Agreement and each representation and warranty of New VII in Article IV of the Implementation Agreement that (i) is qualified by a reference therein to "Material Adverse Effect", shall be true and correct as of the Expiration Time as though such representation and warranty was made at and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date), or (ii) is not so qualified, shall be true and correct as of the Expiration Time as though such representation and warranty were made at and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date), with such exceptions that do not, individually or in the aggregate, result in a Material Adverse Effect, and except in the case of both clauses (i) and (ii) for changes occurring after the date of this Agreement (x) pursuant to the terms of Transaction Documents, (y) not prohibited by Section 7.1 or (z) consented to by RCS prior to the date hereof or by TCI Sub.

                  (b) Each material covenant and obligation of Old VII and New VII required by this Agreement or the Implementation Agreement to be performed by it at or prior to the Expiration Time will have been duly performed and complied with in all material respects as of the Expiration Time.

                  (c)      Old VII shall have delivered the Certificate to TCI
Sub.

                  (d) TCI Sub shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of Old VII on behalf of Old VII, to the effect that the conditions set forth in Section 8.2.1(a) and Section 8.2.1(b) have been satisfied.

                  Section 8.2.2 HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act will have expired or been terminated without the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement in any material respect.

                  Section 8.2.3 Consented Subscribers. The number of Consented Subscribers shall be not less than 90% of Estimated Exchange Date Basic Subscribers.

                  Section 8.2.4 Required Consents. Notwithstanding the provisions of Sections 2.2 and 2.3 of the Implementation Agreement, all consents required to be obtained by VI or Old VII in connection with the transactions contemplated by this Agreement shall have been obtained and remain in full force and effect, with such exceptions as would not have a Material Adverse Effect.

                  Section 8.2.5 Absence of Injunction. No order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the Transaction in any material respect.

                  Section 8.2.6 Opinions. Legal opinions of counsel to Old VII (who may be the general counsel or deputy general counsel of VI or any Affiliate thereof with respect to Exhibit A-1 only) given as of the time immediately prior to the Exchange Time and covering the substance of the matters set forth in Exhibits A-1 and A-2 shall be delivered to TCI Sub.

                  Section 8.2.7 Exchange Offer. The Exchange Time shall have occurred.

                  Section 8.2.8 Resignation of Officers and Directors. Old VII shall have delivered to TCI Sub the resignation of each of its directors and corporate officers, effective as of the Closing.


                                   ARTICLE IX

                    CONDITIONS TO THE OBLIGATIONS OF OLD VII

                  The obligations of Old VII to be performed by Old VII at the Closing are subject to the satisfaction, at or prior to the Expiration Time (or, in the case of the conditions set forth in Sections 9.1(c) and 9.7, the Closing) of each of the following conditions, each of which may be waived by Old VII:

                  Section 9.1 Representations and Warranties; Covenants. (a) Each representation and warranty of TCI and TCI Sub contained in Article V of this Agreement will be true and correct in all material respects as of the Expiration Time as though such representation and warranty was made at and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date).

                  (b) Each material covenant and obligation of each of TCI and TCI Sub required by this Agreement to be performed by it at or prior to the Expiration Time will have been duly performed and complied with in all material respects as of the Expiration Time.

                  (c) TCI Sub shall have paid the Purchase Price to Old VII in the manner specified by Section 2.2.

                  (d) Old VII will have received a certificate, dated as of the Closing Date and duly executed by an executive officer of TCI Sub to the effect that the conditions set forth in Sections 9.1(a) and 9.1(b) have been satisfied.

                  Section 9.2 HSR Act. Any applicable waiting period under the HSR Act (and any extension thereof) shall have expired or been terminated without the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the Transaction contemplated by this Agreement in any material respect.

                  Section 9.3 Consented Subscribers. The number of Consented Subscribers shall not be less than 90% of Estimated Exchange Date Basic Subscribers.

                  Section 9.4 Opinions. A legal opinion of counsel to TCI and TCI Sub (who may be the general counsel or deputy general counsel of TCI, TCI Sub or any Affiliate thereof) covering the substance of the matters set forth on Exhibit B shall be delivered to Old VII.

                  Section 9.5 Consents. All consents required to be obtained by TCI and TCI Sub in connection with the transactions contemplated hereby shall have been obtained and remain in full force and effect, with such exceptions as do not result in a material adverse effect on TCI's and TCI Sub's ability to consummate the transactions contemplated hereby.

                  Section 9.6 Absence of Injunction. No order, stay, judgment or decree will have been issued by any court and be in effect restraining or prohibiting the consummation of the Transaction in any material respect.

                  Section 9.7 Exchange Offer. The Exchange Time shall have occurred.


                                    ARTICLE X

                                   TERMINATION

                  Section 10.1 Termination. This Agreement shall automatically terminate upon any termination of the Parents Agreement pursuant to Section 7.1 thereof.

                  Section 10.2 Effect of Termination. (a) Upon termination of this Agreement pursuant to Section 10.1 hereof, except as provided in clause (b) below (i) this Agreement will forthwith become null and void, (ii) such termination will be the sole remedy with respect to any breach of any representation, warranty, covenant or agreement contained in or made pursuant to this Agreement and (iii) no party hereto or any of their respective officers, directors, employees, agents, consultants, shareholders or principals will have any liability or obligation hereunder or with respect hereto; provided, however, that no party to this Agreement shall be entitled to recover consequential damages in respect of any breach of this Agreement or any other Transaction Document.

                  (b) The provisions of clause (a) above notwithstanding, no party will be relieved of: (i) liability for any breach of representations and warranties of Articles V and VI (other than Sections 6.9, 6.10 and 6.11 hereof), and (ii) liability for any breach of any material covenant or agreement contained herein or made pursuant hereto (for purposes of this Section 10.2 the covenants and agreements of TCI and TCI Sub contained in Sections 2.2 and 3.1, and the obligations of Old VII contained in Section 2.1, will be deemed to be material). The provisions of Sections 3.1(e), 7.12, 7.13 (insofar as it applies to the provisions referred to in this sentence), 7.18, 10.2, 11.2, 11.9 and
11.11 will survive termination hereof.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  Section 11.1 Legend. The certificates representing the Shares shall bear the following legend:

                           THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

                  Section 11.2 Expenses. Except as expressly set forth herein, the fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated will be paid by the party incurring the same.

                  Section 11.3 Headings. The Section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. References to Sections and Exhibits, unless otherwise indicated, are references to Sections and Exhibits hereof.

                  Section 11.4 Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be mailed by prepaid registered or certified mail, timely deposited with an overnight courier such as Federal Express, or delivered against receipt, as follows:

                  (a)      In the case of TCI or TCI Sub, to:

                                    Tele-Communications, Inc.
                                    Terrace Tower II
                                    5619 DTC Parkway
                                    Englewood, CO  80111-3000
                                    Attention:  Chief Executive Officer

                           with a copy to:

                                    Tele-Communications, Inc.
                                    Terrace Tower II
                                    5619 DTC Parkway
                                    Englewood, CO  80111-3000
                                    Attention:  General Counsel

                  (b)      In the case of Old VII to:

                                    Viacom Inc.
                                    1515 Broadway
                                    New York, NY  10036
                                    Attention:  General Counsel

                           with a copy to:

                                    Hughes Hubbard & Reed
                                    One Battery Park Plaza
                                    New York, NY  10004
                                    Attention:  Ed Kaufmann, Esq.

or to such other address as the party may have furnished in writing in accordance with the provisions of this Section 11.4. Any notice or other communication shall be deemed to have been given, made and received upon receipt. Either party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

                  Section 11.5 Assignment. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors, however, neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto (other than by operation of law) without the prior written consent of the other parties, and any such assignment or purported assignment without such consent shall be void.

                  Section 11.6 Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings with respect thereto.

                  Section 11.7 Amendment; Waiver. (a) This Agreement may only be amended or modified in writing signed by the party against whom enforcement of any such amendment or modification is sought.

                  (b) Any party hereto may, by an instrument in writing, waive compliance with any term or provision of this Agreement on the part of such other party hereto. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

                  Section 11.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original. All signatures need not be on one counterpart.

                  Section 11.9 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

                  Section 11.10 Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and Old VII, TCI Sub and TCI will use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                  Section 11.11 Consent to Jurisdiction. Each party hereby submits to the non-exclusive jurisdiction of the courts of general jurisdiction of the States of New York and Colorado and the federal courts of the United States of America, located in the City of New York, New York, and Denver, Colorado solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.4 hereof, provided that service of process may be accomplished in any other manner permitted by applicable law.

                  Section 11.12 Third Person Beneficiaries. This Agreement is not intended and shall not be construed to confer upon any Person (other than TCI, TCI Sub and Old VII) any rights or remedies hereunder, except that New VII shall be a third-party beneficiary of Section 3.1(d), entitled to enforce said Section as if it were a party hereto.

                  Section 11.13 Specific Performance. Old VII, TCI and TCI Sub recognize that any breach of any covenant or agreement contained in this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party will be entitled to enforce the agreements and covenants contained herein of TCI and TCI Sub or Old VII, as the case may be, by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

                  Section 11.14 Survival. The representations and warranties contained in or made pursuant to this Agreement shall terminate and be of no further force on and as of April 30, 1997, except that the representation and warranty contained in Sections 5.7, 6.7 and 6.8 and the provisions of the last sentence of Section 3.1(a) shall survive indefinitely.

                  Section 11.15 Preferred Stock Conversion. TCI shall contribute to Old VII or otherwise cause Old VII to have available sufficient shares to enable Old VII to issue to holders of the Preferred Stock, shares of TCI Stock upon exercise by the holders of the Preferred Stock of their conversion rights as specified in the terms of the Preferred Stock. TCI shall reserve and keep available at all times, out of its authorized and unissued stock, sufficient shares of TCI Stock to satisfy its obligations to Old VII in connection with such conversion of the Preferred Stock. TCI agrees to comply with its obligations specified herein and further agrees that any such TCI Stock, when issued, will be registered under the 1933 Act, and all state securities and blue sky laws applicable to such issuance shall have been complied with respect thereto.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in New York, New York, as of the day and year first above written.


                                  VIACOM INTERNATIONAL INC.



                                  By:
                                     ------------------------------------------
                                     Name:    Thomas E. Dooley
                                     Title:   Executive Vice President Finance,
                                              Corporate Development and
                                              Communications


                                  TELE-COMMUNICATIONS, INC.



                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:


                                  TCI COMMUNICATIONS, INC.



                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title: